Exhibit 10(34)
      (1)     CANARGO LIMITED
(2)     THE INVESTORS
and
(3)     TETHYS PETROLEUM LIMITED

SHAREHOLDERS AGREEMENT

TABLE OF CONTENTS

Clause	Heading	Page No

1	DEFINITIONS AND INTERPRETATION	3
1.1	Definitions	3
1.2	Interpretation	6
1.3	General references	6

2	CONDITIONS PRECEDENT	6

3	INVESTMENT	7
3.1	Completion	7
3.2	Condition subsequent	7

4	WARRANTIES	7
4.1	Warranties by each Party	7
4.2	Warranties by CanArgo and the Company	7
4.3	Warranties by Investors	7

5	AGREED BUSINESS CONTROLS	7
5.1	Positive undertakings	7
5.2	Negative undertakings	8

6	CONDUCT OF THE BUSINESS	8

7	EXIT STRATEGY AND CONFIDENTIALITY	9
7.1	Exit	9
7.2	Confidentiality	9
7.3	Disclosure on Listing	9

8	TRANSER OF SHARES	9

9	ISSUE OF SHARES	10

10	COSTS AND EXPENSES	10

11	TERMINATION	10
11.1	Automatic Termination	10
11.2	Accrued Rights	10

12	GENERAL	8
12.1	Third party rights	8
12.2	Deadlock	8
12.3	Survival of obligations	10
12.4	Successors	11
12.5	No Partnership or Agency	11
12.6	Assignment	11
12.7	Waivers and remedies cumulative	11
12.8	Amendments	9
12.9	Notices	9
12.10	Counterparts	10
12.11	Governing Law and Jurisdiction	13

(i)

THIS AGREEMENT is made as a Deed on 24th January 2007 among
(1)	CANARGO LIMITED a company incorporated in Guernsey with registered number 32825 and having its registered office at P.O. Box 291, St. Peter Port, Guernsey GY1 3RR (“CanArgo”);

(2)	THE PERSONS whose names and addresses are set out in Schedule 1 (the “Investors”); and

(3)	TETHYS PETROLEUM LIMITED a company incorporated in Guernsey with registered number 41075 and having its registered office at P.O. Box 524, St. Peter Port, Guernsey GY1 6EL (the “Company”).
WHEREAS
(A)	The Investors have agreed to make an investment into the Company (the “Investment”) on the terms and conditions set out in this Agreement.

(B)	The Parties have agreed to enter into this Agreement in order to regulate the operation and management of the Company and the relationship between the Parties.

(C)	In consideration of the mutual agreements and covenants contained in this Agreement, the Parties have granted the rights and accepted the obligations contained in this Agreement.
IT IS AGREED:-
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall, unless the context otherwise requires, have the following meanings:-

“Agent(s)” means Kraken Group Limited, a Gibraltar Corporation, or its nominees.

“Agent Compensation Shares” means the 1,173,815 Ordinary Shares in aggregate to be issued to the Agents credited as fully paid in connection with this Investment, subject to each of the Agents executing a Deed of Adherence pursuant to Clause 8.2, and with the maximum number of Ordinary Shares to be issued to the Agents being no more than 6% of the number of Ordinary Shares issued in connection with the Investment;

“Articles” means the articles of association of the Company from time to time;

“Board” means the board of directors of the Company from time to time;

“Business” means the business of the Company which is the exploration, production, processing, transportation, marketing and selling of crude oil, oil products, natural gas, natural gas liquids and related products;

“CEC” means CanArgo Energy Corporation;

“CEC Senior Subordinated Noteholders” means the holders from time to time of the $13m Senior Subordinated convertible guaranteed notes due 1st September 2009 issued by CEC pursuant to a note and warrant purchase agreement dated 3rd March 2006;

“Companies Law” means The Companies (Guernsey) Law, 1994 as amended, extended or replaced;

“Compensation Committee” means the compensation committee of the Company from time to time (also referred to as the “Remuneration and Nomination Committee”);
“Completion Date” means the day on which Completion takes place being the day on which the conditions precedent referred to in Clause 2 are satisfied or waived or such later date as may be fixed by the Company being not later than 15th March 2007 the date upon which the parties agree to perform the obligations set out in Clause 3.1, and “Completion” means the performance of those obligations;
“Directors” means the directors of the Company from time to time, and “Executive Directors” means directors who act in an executive capacity;
“Employee, Director and Consultant Warrants” means warrants to subscribe for ordinary shares in the Company by employees, directors or consultants of the Company up to a maximum of 10% of the issued share capital of the Company from time to time at an exercise price per share of no lower that the Subscription Price, and allocated at the discretion of the Compensation Committee of the Board;
“Existing Issued Shares” means the 70,000,000 Ordinary Shares of £0.01 each held by CanArgo at the date of this Agreement;
“Existing Subscription Rights” means the rights to call for the issue, allotment or transfer of shares in the capital of the Company pursuant to the following:-
(a)	the Nabarro Wells Subscription Rights;

(b)	the Persistency Warrants;

(c)	the Ingalls & Snyder Warrants; and

(d)	the Employee, Director and Consultant Warrants;
“Ingalls & Snyder Warrants” means the warrants to subscribe for shares in the Company granted or to be granted to Ingalls & Snyder Value Partners LP pursuant to the NWRPA;
“Investor Warranties” means the warranties contained in Clause 4.3 and Schedule 9;
“Listing” shall mean the admission to, or permission to deal on, any Recognised Investment Exchange, including without limitation, the Toronto Stock Exchange (TSX), TSX Venture Exchange, the Oslo Stock Exchange (including the Junior Over the Counter Market on the Oslo Stock Exchange), the Official List or AIM Market of the London Stock Exchange plc, becoming unconditionally effective in relation to all or any of the issued equity share capital of the Company;
“Nabarro Wells Subscription Rights” means the right to subscribe for shares in the capital of the Company which may be granted to Nabarro Wells & Co. Limited in the event that the Company obtains admission to the AIM Market of the London Stock Exchange plc pursuant to the terms of its engagement letter with the Company dated 18 July 2006;
“NWRPA” means the Note and Warrant or Royalty Purchase Agreement entered into by the Company on 5 September 2006;
“Ordinary Shares” means the ordinary shares of £0.01 each in the capital of the Company having the rights set out in the Articles;

“Participants” means collectively the Investors, CanArgo and any Agents (and the expression “Participant” shall be construed accordingly);
“Parties” means the parties to this Agreement from time to time;
“Permitted Issue” means the issue of any shares in the capital of the Company or the grant of options or warrants to subscribe for shares in the capital of the Company pursuant to or including any of the following:-
(i)	a Listing;

(ii)	any sponsor, nominated adviser or similar adviser in connection with a Listing, including without limitation the Nabarro Wells Subscription Rights;

(iii)	any broker or similar person in connection with a Listing;

(iv)	the Persistency Warrants;

(v)	the Ingalls & Snyder Warrants;

(vi)	the terms of any share option and/or warrant scheme which may from time to time be established by the Board for the purpose of incentivising employees, directors and consultants of the Tethys Group or VEL;

(vii)	a potential repayment or refinancing of the NWPRA; and

(viii)	the proposed acquisition by the Company or by Tethys Kazakhstan Limited of the 30% interest in BN Munai LLP not already owned by Tethys Kazakhstan Limited;
“Persistency Warrants” means the warrants to subscribe for shares in the Company granted to Persistency pursuant to the NWRPA;
“Recognised Investment Exchange” has the meaning ascribed thereto in Section 285(1) of the Financial Services and Markets Act 2000;
“Resolutions” means the resolutions of the Company adopting the Articles;
“Shareholder Majority” means holders of not less than 75% of the Ordinary Shares in issue from time to time;
“Shareholders” means the holders of Ordinary Shares from time to time;
“Subscription Price” means US$0.50 per Ordinary Share;
“Tethys Group” means the Company, and any subsidiary or subsidiary undertaking of the Company from time to time (being, as at the date of this agreement, Tethys Kazakhstan Limited (incorporated in Guernsey with registered number 41210), Tethys Services Limited (incorporated in England and Wales with company number 05900069), BN Munai LLP (a Kazakh limited liability partnership), Kul-Bas LLP (a Kazakh limited liability partnership) and TethysMunaiGaz LLP (a Kazakh limited liability partnership) and “member of the Tethys Group” shall have a corresponding meaning; and
“VEL” means Vazon Energy Limited, an energy consultancy company registered in Guernsey, with registered address at P.O. Box 144, St Peter Port, Guernsey, GY1 3HX

(Company Number 32244) which provides consultancy services to the Tethys Group, CanArgo and CEC;

“Warranties” means the warranties contained in Clause 4 and Schedule 4.

“$” or “US$” means the lawful currency of the United States of America and “£” or “UK£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

1.2	Interpretation

1.2.1	Words and expressions defined in the Articles shall have the same meanings herein except in so far as expressly varied by or inconsistent with the provisions of this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Articles the provisions of this Agreement shall, as between the parties hereto, prevail.

1.2.2	Any reference to any provisions of any Act shall include any amendment, consolidation or re-enactment thereof from time to time provided that the liability of any party under this Agreement shall not be created or increased solely by reason of any such amendment, consolidation or re-enactment whether retrospective in its effect or not.

1.2.3	The Schedules and Recitals form part of this Agreement and have the same full force and effect as if expressly set out in their entirety in the operative part of this Agreement.

1.3	General references

1.3.1	In this Agreement, unless otherwise specified or the context otherwise requires:-
(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	a “person” includes any individual, firm, company or other body corporate, corporation, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality and wherever incorporated or established) of two or more of the foregoing;

(d)	reference to a Clause or Recital is to a clause or recital of this Agreement;

(e)	reference to the Schedules are to the schedules to this Agreement; and

(f)	reference to a Paragraph is to a paragraph in a Schedule.
1.3.2	Headings used in this Agreement shall not affect its construction or interpretation.

2	CONDITIONS PRECEDENT

2.1.1	Subject as provided in Clauses 2.1.2 of this Clause below, the Parties’ obligations under this Agreement are, and Completion is, conditional upon the satisfaction of the conditions precedent set out in Schedule 2. CanArgo and the Company shall use their respective reasonable endeavours to satisfy the conditions precedent set out in Schedule 2 on or before 28th February 2007.

2.1.2	If any of the conditions precedent set out in Schedule 2 have not been satisfied or waived in writing by CanArgo or the Company (acting reasonably), on or before 15th March 2007, the rights and obligations of the parties under this Agreement will terminate, except in respect of the obligations of the parties under Clauses 7 (Exit Strategy and Confidentiality) and 10 (Costs and Expenses) of this Agreement and without prejudice to any rights or causes of action which any of the parties may have for any antecedent breach of contract.

3	INVESTMENT

3.1	Completion

On the Completion Date:-
(a)	each Investor shall subscribe in cash, in a manner to be specified by the Company, at a price of US$0.50 per share (or in UK£ at the rate of US$1 = UK£1.9755) for such number of Ordinary Shares as is set opposite its or his name in column 3 of Schedule 1;

(b)	CanArgo shall procure that the Directors shall properly convene and hold a Board meeting at which the Directors shall allot and issue the relevant shares to the relevant Investors and, if applicable, the Agents credited as fully paid; and

(c)	the Company shall issue appropriate share certificates to the relevant Investors (or their nominees, as advised to the Company Secretary, provided that such nominees shall enter into a Deed of Adherence substantially in the form set out in Schedule 7), and if applicable, the Agents (or their nominees) provided that the Agents (or their nominees) shall enter into a similar Deed of Adherence.
3.2	Condition subsequent

Immediately after Completion the Company’s issued share capital will be as set out in Schedule 3.

4	WARRANTIES

4.1	Warranties by each Party

Each Party to this Agreement warrants to the other Parties that he/it has full power and authority to enter into and perform this Agreement and the Agreement when executed will constitute binding obligations on him/it in accordance with its terms.

4.2	Warranties by CanArgo and the Company

In consideration of the Investors agreeing to invest in the Company and enter into and become party to this Agreement each of CanArgo and the Company warrants to the Investor that each of the Warranties is true and not misleading.

4.3	Warranties by Investors

Each of the Investors severally warrants to the Company that each of the Investor Warranties is true and not misleading.

5	AGREED BUSINESS CONTROLS

5.1	Positive undertakings

Whilst and so long as the Investors hold any shares in the capital of the Company the Company undertakes to the Investors and CanArgo undertakes to the Investors that it shall use its reasonable endeavours following Completion (including by the exercise of its votes as a shareholder of the Company) to ensure that the Company and every member of the Tethys Group complies with the provisions of Schedule 5 unless the prior written consent of a Shareholder Majority is received.

5.2	Negative undertakings

Whilst and so long as the Investors hold any shares in the capital of the Company the Company undertakes to the Investors and CanArgo undertakes to the Investors that it shall use its reasonable endeavours following Completion (including by the exercise of its votes as a shareholder of the Company) to ensure that the Company and every member of the Tethys Group complies with the provisions of Schedule 6 unless the prior written consent of a Shareholder Majority is received.

6	CONDUCT OF THE BUSINESS

6.1	The Company shall maintain an independent Board of Directors, which shall set the general policy of the Company and appoint officers of the Company who shall be responsible for the general operations and activities of the Company. The Board shall appoint an Audit Committee (to review the accounts, and work with the Auditors) and a Compensation Committee (to set the remuneration of the Executive Directors of the Board of the Company);

6.2	The Company shall recruit and employ such staff as the Board shall from time to time consider necessary for the proper conduct of the Business. If a Participant or VEL seconds any of its employees to the Company (“Seconded Personnel”), the Company shall indemnify such Participant against all and any loss, damage, liability, cost and/or expense sustained by VEL or such Participant as the result of (i) any claim brought by any Seconded Personnel against the Participant as a result of any act or omission of the Company and (ii) any act or omission of any such Seconded Personnel whilst performing duties for the Company during the secondment and/or as a result of such Participant’s vicarious liability for the acts and omissions of any of such employees during their secondment.

6.3	If any Participant or VEL agrees to second personnel to the Company, such Participant or VEL and the Company shall agree the names of the relevant employees prior to such individual’s engagement as secondees.

6.4	All the salaries, wages, allowances, travelling and accommodation expenses and other emoluments or benefits to which such Seconded Personnel may be entitled (being calculated at the appropriate professional or commercial rates) and all necessary employer’s pension or superannuation and national insurance contributions in respect of the participation of such Seconded Personnel in the Business shall, except where otherwise agreed, during such secondment be borne and paid by the Company, declaring for the avoidance of doubt that where any of such expenditure has been incurred by either of the Participants or VEL the Company shall reimburse the Participant or VEL incurring such expenditure with the amount of such expenditure.

6.5	The Participant’s agree that within 30 days of Completion the Company will enter into a management services agreement with VEL and CanArgo, in terms of which VEL and/or CanArgo will provide certain management services to the Company on the rates set out therein.

6.6	The Company shall:

6.6.1	appoint contractors from time to time and procure that any works required in respect of the Company’s Business are carried out with all reasonable speed; and

6.6.2	provide or procure the provision of such additional or supplementary professional or management or supervising or marketing services as may be reasonably expedient or necessary in the interests of carrying out of the Company’s Business.

7	EXIT STRATEGY AND CONFIDENTIALITY

7.1	Exit

The Company, CanArgo and the Participants each confirm their intention to use their reasonable endeavours to work towards a Listing as soon as is practicable (subject always to the financial and commercial circumstances of the Company and to the pre-money valuation of the Company prior to a Listing being acceptable to a Shareholder Majority and to the terms and amounts (if any) raised by the Company on such a Listing being acceptable to the Board).

7.2	Confidentiality

Except:-
(a)	as required by law or by any appropriate regulatory authority; or

(b)	as regards information which is publicly available (other than by reason of any wrongful disclosure of the same); or

(c)	pursuant to Clause 7.3 below,
this Agreement and the documents associated with it (and the subject matter hereof and thereof) will not be disclosed to any persons other than the Company, CanArgo, the Investors, the Agents (if any) and their respective advisors without the prior written consent of the non-disclosing parties.

7.3	Disclosure on Listing

For the avoidance of doubt:-
(a)	the Company will not require the consent of the Investors or the Agents (if any) for any disclosure of this Agreement and any documents associated with it (and the subject matter hereof and thereof) in any prospectus, admission document, offering document or other document or announcement in connection with any Listing or proposed Listing or otherwise in connection with any fundraising or proposed fundraising by the Company; and

(b)	the Parties acknowledge that the ultimate parent company of CanArgo and the Company is CEC and that CEC may make such disclosures in connection with this Agreement as it is required to disclose by law, contract or regulation in order to comply with its reporting, filings and disclosure obligations.
8	TRANSER OF SHARES

8.1	No Participant shall transfer or create or dispose of any interest (including a security interest) in or over any of its shares except:-
(a)	by a transfer of the entire legal and beneficial interest therein; and

(b)	to a transferee as permitted by, and in accordance with the Articles.

8.2	The Participants shall procure that no person is hereinafter registered as a holder of any Ordinary Share in the Company unless such person has entered into a Deed of Adherence. Upon being so registered such person shall be deemed to be a party to this Agreement, and a Participant in accordance with this Agreement and the relevant Deed of Adherence.

8.3	The Company shall not register any transfer made in breach of Clauses 8.1 or 8.2 and the Ordinary Shares comprised in any transfer purported to be so made shall carry no rights whatsoever unless and until in each case the breach is rectified.

9	ISSUE OF SHARES

The issue of new Ordinary Shares shall be regulated in accordance with the provisions set out herein and in the Articles.

10	COSTS AND EXPENSES

10.1	Each party shall pay its own costs and expenses in relation to the negotiation, preparation and completion of this Agreement and all ancillary documentation.

11	TERMINATION

11.1	Automatic Termination

This Agreement will terminate automatically:-
(a)	upon the occurrence of a Listing; or

(b)	if any person acquires the whole of the issued equity share capital of the Company; or

(c)	the appointment of a receiver, manager or administrative receiver over all or any part of the assets of the Company or the appointment of a liquidator or administrator over the Company; or

(d)	in respect of the rights and obligations of any individual shareholder in the Company, upon such shareholder ceasing to hold any shares in the capital of the Company.
11.2	Accrued Rights

Any such termination under this Clause 11 shall be without prejudice to the accrued rights of the Shareholders.

12	GENERAL

12.1	Third party rights

The terms of this Agreement may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

12.2	Deadlock

In the event of a Deadlock the Company will invite sealed bids from all of the Participants to buy the Company, with the highest bidder being entitled to buy out the remaining Participants at the price specified in their bid, or, in the event that there are no bids, the

Company will be wound up and the assets will be distributed to the Participants in proportion to their ownership at that time.

12.3	Survival of obligations

Notwithstanding Completion each and every right and obligation of the parties under this Agreement shall, except in so far as fully performed at Completion, continue in full force and effect.

12.4	Successors

This Agreement shall be binding on the parties and their respective executors, personal representatives and successors whomsoever and, unless the context otherwise requires, references to the “Investors” or “Participants” shall include references to such executors, personal representatives and successors.

12.5	No Partnership or Agency

Nothing in this Agreement is intended to or shall operate to create a partnership of any kind between the Participants or any of them, and no party shall have authority to bind any other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power) save as expressly set out herein.

12.6	Assignment

12.6.1	Save as provided in Clause 12.6.2, no party shall be entitled to assign his or its rights or obligations under this Agreement without the prior written consent of all other parties.

12.6.2	Each Investor shall be entitled to assign the benefit of this Agreement to any person to whom he/it shall have transferred any shares in the capital of the Company pursuant to and in accordance with the provisions of the Articles provided that such assignee shall enter into a Deed of Adherence substantially in the form set out in Schedule 7.

12.7	Waivers and remedies cumulative

12.7.1	The rights of each party under this Agreement:-
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
12.7.2	Delay in exercising or non-exercise of any right is not a waiver of that or any other right.

12.8	Amendments

No amendment or variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties save that in the event that any of the Investors, Agents or CanArgo ceases to be a shareholder in the Company then, as from the date of such cessation, this Agreement may be varied without reference to (or the need for the signature on any relevant document) the Investor, Agent or CanArgo.

12.9	Notices

12.9.1	Any notice or other communication to be given under, or in connection with the matters contemplated by, this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom and the Channel Islands) or by facsimile to the address and for the attention of the relevant party set out below (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:-
(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of fax, at the time of transmission.
Provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day.

12.9.2	The addresses and facsimile numbers of the parties for the purposes of Clause 12.8.1 are:-

CanArgo Limited

Address: P.O. Box 291, St. Peter Port, Guernsey GY1 3RR

For the attention of: Dr David Robson and Vincent McDonnell

Fax number: +44 1481 729980

Tethys Petroleum Limited

Address: P.O. Box 524, St. Peter Port, Guernsey GY1 6EL

For the attention of: Dr David Robson and Liz Landles

Fax number: +44 1481 711086

Each Investor

Address: to the relevant address specified in Schedule 1

For the attention of: Name of Investor

Fax number: such number (if any) as is supplied by the relevant Investor from time to time.

or such other address or fax number as may be notified in writing from time to time by the relevant party to the other parties.

12.10	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

12.11	Governing Law and Jurisdiction

12.11.1	This Agreement shall be governed and construed in accordance with the law of England.

12.11.2	Each party hereby irrevocably submits to the exclusive jurisdiction of the Courts of England and Wales as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.
EXECUTED and DELIVERED as a deed on the date first above written.
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